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                                   EXHIBIT 5
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           [Letterhead of Luse Lehman Gorman Pomerenk & Schick, P.C.]


                                                                  (202) 274-2008
                                                                  ==============

September 25, 1997

The Board of Directors
First Federal Savings and Loan
   Association of Cheraw
515 Market Street
Cheraw, South Carolina 29520

     Re:  Great Pee Dee Bancorp, Inc.
          Common Stock Par Value $.01 Per Share
          -------------------------------------

Gentlemen:

     You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of Great Pee Dee Bancorp, Inc. (the "Company") Common Stock, par value $.01 per share ("Common Stock"). We have reviewed the Company's Certificate of Incorporation, Registration Statement on Form SB-2 ("Form SB-2"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

     We are of the opinion that upon the declaration of effectiveness of the Form SB-2, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

     This Opinion has been prepared solely for the use of the Company in connection with the Form SB-2. We hereby consent to our firm being referenced under the caption "Legal Opinions."

                          Very truly yours,

                          Luse Lehman Gorman Pomerenk & Schick
                          A Professional Corporation



                          By:  /s/ Alan Schick
                               ---------------------
                               ALAN SCHICK, ESQ.